EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Monday, March 28, 2005

LAKES ENTERTAINMENT, INC. ANNOUNCES FEDERAL COURT
RULING FOR POKAGON CASINO

MINNEAPOLIS, March 28, 2005 — Lakes Entertainment, Inc. (Nasdaq “LACO”) announced today that Federal District Court Judge James Robertson has ruled in favor of the Pokagon Band of Potawatomi Indians by dismissing the last remaining issue filed in the lawsuit by Taxpayers of Michigan Against Casinos (TOMAC). The ruling clears the way for the Bureau of Indian Affairs (BIA) to take a 675-acre parcel of land in New Buffalo Township into trust for the Tribe. Once the land is taken into trust, Lakes will help the Pokagon Band build and manage their casino development.

Lyle Berman, Chairman and CEO of Lakes stated, “We are very pleased with the Judge’s decision and extremely happy for the Pokagon Band. This is a lawsuit that has taken four years to resolve and has taken four years away from the Pokagon Band’s efforts to become self-sufficient.”

The Pokagon Band will now urge the Department of Interior and the BIA to proceed with its decision to take the land into trust.

“We look forward to begin construction of the Four Winds Casino as soon as the trust process is completed,” commented Tim Cope, President and CFO of Lakes. “The first phase of development is planned to include approximately 3,000 slot machines and 100 table games, as well as numerous restaurants, enclosed parking and several other casino resort amenities. The Four Winds Casino will be the only land-based casino in the northern Indiana/western Michigan market. We currently anticipate opening the casino approximately ten to twelve months after construction begins.”

Lakes Entertainment, Inc. currently has development and management agreements with six separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of nine separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol “LACO”.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPT Enterprise, Inc. (WPT) shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.